Exhibit (a)(1)(i)

LEAP WIRELESS INTERNATIONAL, INC.

OFFER TO PURCHASE

Offer to Purchase for Cash

Any and All of its Outstanding 4.50% Convertible Senior Notes Due 2014

(CUSIP No. 521863AL4)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON APRIL 22, 2013, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED HEREIN). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

Leap Wireless International, Inc. (the “Company”, “we” or “us”) hereby makes an offer (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as the same may be amended or supplemented, this “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”), to purchase for cash any and all of the Company’s $250 million aggregate principal amount of outstanding 4.50% Convertible Senior Notes due 2014 (the “Convertible Notes”) at a purchase price equal to $1,005 per $1,000 principal amount of Convertible Notes purchased (the “Purchase Price”), plus accrued and unpaid interest on such Convertible Notes, if any, up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”).

The Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of all of the conditions described in this Offer to Purchase, including the condition that Cricket Communications, Inc. (a wholly owned subsidiary of the Company, “Cricket”) consummate the borrowing of term loans under the delayed-draw incremental term loan facility under its existing senior secured credit agreement (the “Financing Condition”). The Offer is not conditioned on the tender of any minimum aggregate principal amount of Convertible Notes. See “Conditions to the Offer.”

Any questions or requests for assistance concerning the Offer may be directed to Deutsche Bank Securities Inc. (the “Dealer Manager”) or D.F. King & Co., Inc. (the “Information Agent and Tender Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent and Tender Agent. Beneficial owners should contact their broker, dealer, custodian, trust company or other nominee for assistance concerning the Offer.

NONE OF THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT AND TENDER AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR CONVERTIBLE NOTES IN THE OFFER AND, IF SO, THE AMOUNT OF CONVERTIBLE NOTES TO TENDER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

March 26, 2013

i

SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Leap Wireless International, Inc.

The Convertible Notes	4.50% Convertible Senior Notes due 2014 of the Company. As of the date of this Offer to Purchase, $250 million in aggregate principal amount of Convertible Notes was outstanding. See “Description of the Convertible Notes.”

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Convertible Notes in exchange for the Purchase Price plus Accrued Interest. See “The Offer.”

Purchase Price; Accrued Interest	The Purchase Price offered is cash in an amount equal to $1,005 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date.

Purpose of the Offer	The purpose of the Offer is to acquire all of the outstanding Convertible Notes validly tendered and not validly withdrawn in order to retire the associated debt. See “The Offer — Purpose of the Transaction.”

Source and Amount of Funds	The Company intends to fund the purchase of Convertible Notes in the Offer with the net proceeds of borrowings under the delayed-draw incremental term loan facility under Cricket’s existing senior secured credit agreement. See “The Offer — Source and Amount of Funds.”

Expiration Time	The Offer will expire at midnight, New York City time, on April 22, 2013, unless extended or earlier terminated by the Company. See “The Offer — Expiration Time; Extension; Amendment; Termination.”

Payment Date	The Payment Date for Convertible Notes validly tendered and not validly withdrawn in the Offer will be promptly after the Expiration Time. It is expected that the Payment Date for the Offer will be one business day after the Expiration Time. See “Acceptance for Payment and Payment.”

Withdrawal Rights	Tendered Convertible Notes may be withdrawn by Holders at any time prior to the Expiration Time. In addition, if not previously accepted for payment, tendered Convertible Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. See “Procedures for Tendering and Withdrawing Convertible Notes — Withdrawal Rights.”

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the satisfaction of, or where applicable the waiver of, the Financing Condition and all General Conditions applicable to the Offer described under “Conditions to the Offer.” The Offer is not conditioned upon the tender of any minimum aggregate principal amount of Convertible Notes.

Procedures for Tendering and Withdrawing Convertible Notes	If you beneficially own Convertible Notes through an account maintained by a broker, dealer, custodian, trust company or other nominee, you should promptly contact the Holder and instruct it to tender the Convertible Notes on your behalf as such Holder may impose earlier deadlines than those included in this Offer to Purchase.

Depository Trust Company (“DTC”) participants must, in order to participate in the Offer either: (1) electronically transmit the acceptance through DTC’s Automated Tender Offer Program system (“ATOP”); or (2) mail or deliver the completed and signed Letter of Transmittal to the Information Agent and Tender Agent prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Convertible Notes.”

For a withdrawal of a tender of Convertible Notes to be effective, the Information Agent and Tender Agent must receive a written or facsimile transmission notice of withdrawal prior to the Expiration Time by mail, hand delivery or a properly transmitted “request message” through ATOP.

For further information on how to tender or withdraw Convertible Notes, call the Information Agent and Tender Agent at the telephone number set forth on the back cover of this Offer to Purchase or consult your broker, dealer, custodian, trust company or other nominee for assistance

Untendered and/or Unpurchased Convertible Notes	Convertible Notes not tendered or not accepted for payment pursuant to the Offer will remain outstanding and will continue to accrue interest in accordance with their terms. Although the Company has no obligation to do so, the Company may purchase the untendered Convertible Notes in any lawful manner available to the Company at any time after ten business days following the Expiration Time. See “Additional Considerations Concerning the Offer.”

Acceptance for Payment and Payment

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the

Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Purchase Price and Accrued Interest for such Convertible Notes on the Payment Date.

Payments for Convertible Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Information Agent and Tender Agent or, upon the Information Agent and Tender Agent’s instructions, DTC. The Information Agent and Tender Agent and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Consequences.”

Dealer Manager	Deutsche Bank Securities Inc. is the Dealer Manager for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

Information Agent and Tender Agent	D.F. King & Co., Inc. is the Information Agent and Tender Agent for the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

Additional Considerations; Further Information	You should consider carefully all of the information set forth in this Offer to Purchase, as well as the information incorporated by reference herein, including the factors described in the section entitled “Additional Considerations Concerning the Offer,” before deciding whether to tender some or all of your Convertible Notes in the Offer.

Any questions or requests for assistance concerning the terms of the Offer may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Any other questions or requests for assistance may be directed to the Information Agent and Tender Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

ABOUT THE COMPANY

The Company is a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Cricket service offerings provide customers with unlimited nationwide wireless services for a flat rate without requiring a fixed-term contract or a credit check. Cricket service is offered by Cricket, a wholly owned subsidiary of the Company. Cricket service is also offered in South Texas by the Company’s joint venture, STX Wireless Operations, LLC, which Cricket controls through a 75.75% membership interest in its parent company STX Wireless, LLC.

As of December 31, 2012, Cricket service was offered in 48 states and the District of Columbia across an extended area covering approximately 292 million potential customers (“POPs”). As of December 31, 2012, the Company had approximately 5.3 million customers, and it owned wireless licenses covering an aggregate of approximately 136.7 million POPs (adjusted to eliminate duplication from overlapping licenses). The combined network footprint in the Company’s operating markets covered approximately 96.2 million POPs as of December 31, 2012. The licenses the Company owns provide an average of 23 MHz of coverage in its operating markets. In addition to the Company’s Cricket network footprint, it has entered into roaming relationships with other wireless carriers that enable the Company to offer Cricket customers nationwide voice and data roaming services over an extended service area. The Company has also entered into a wholesale agreement, which it uses to offer Cricket services in nationwide retailers outside of its current network footprint.

The Company was formed as a Delaware corporation in 1998. The Company’s shares began trading publicly in September 1998, and the Company launched its innovative Cricket service in March 1999. The Company conducts operations through its subsidiaries and has no independent operations or sources of income other than interest income and through dividends, if any, from its subsidiaries.

The address of the principal executive office of Leap Wireless International, Inc. is 5887 Copley Drive, San Diego, CA 92111. The telephone number of its principal executive office is (858) 882-6000.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Convertible Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Purchase Price plus Accrued Interest.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date.

Convertible Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Purchase Price; Accrued Interest

The Purchase Price per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn is $1,005. In addition, Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.

The Purchase Price and Accrued Interest for Convertible Notes accepted for payment will be paid on the Payment Date, which will be promptly after the Expiration Time. It is expected that the Payment Date will be one business day after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Information Agent and Tender Agent or, upon the Information Agent and Tender Agent’s instructions, DTC. The Information Agent and Tender Agent and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Convertible Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. In addition, if not previously accepted for payment, tendered Convertible Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. If Holders validly withdraw previously tendered Convertible Notes, such Holders will not receive the Purchase Price, unless such Convertible Notes are validly retendered and not again validly withdrawn prior to the Expiration Time (and the Company accepts the Convertible Notes for payment, upon the terms and subject to the conditions of the Offer).

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” with respect to the Offer means midnight, New York City time, on April 22, 2013, unless extended or terminated by the Company. If the Offer is extended, “Expiration Time” shall mean the new time and date on which the Offer, as so extended, will expire. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify the Information Agent and Tender Agent and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of the Financing Condition and all other conditions of the Offer described herein. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If the Company extends the Offer or delays its acceptance for payment, or its payment, for any Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Information Agent and Tender Agent may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Convertible Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company terminates or amends the Offer, it will notify the Information Agent and Tender Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Company will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of five business days from the date the Company disseminates disclosure regarding the changes. If the Company makes a change in the principal amount of Convertible Notes sought or the Offer consideration, including the amount of the Purchase Price, the Company will promptly disseminate disclosure regarding the changes and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of ten business days from the date the Company disseminates disclosure regarding the changes.

Purpose of the Transaction

The purpose of the Offer is to acquire all of the outstanding Convertible Notes validly tendered and not validly withdrawn in order to retire the associated debt. Any Convertible Notes purchased by the Company in the Offer will be cancelled and will cease to be outstanding. Any Convertible Notes that remain outstanding after the Offer will continue to be obligations of the Company, and Holders of those Convertible Notes will continue to have all of the rights associated with those Convertible Notes. See “Description of the Convertible Notes.” We are not seeking the approval of the Holders for any amendment of the Convertible Notes or of the indenture governing the Convertible Notes in connection with this Offer.

Source and Amount of Funds

We expect that the Company will need approximately $254 million to purchase the Convertible Notes pursuant to the Offer (excluding fees and expenses related to the Offer), assuming all outstanding Convertible Notes are validly tendered and accepted for payment and the Payment Date is April 23, 2013. The Company intends to fund the purchase of the Convertible Notes in the Offer with the net proceeds of borrowings of Incremental Term Loans (as defined below) under the Credit Agreement, dated October 10, 2012, among Cricket, the Company, Deutsche Bank Trust Company Americas (as administrative agent, the “Administrative Agent”) and the lenders from time to time party thereto (as amended, the “Credit Agreement”).

On March 8, 2013, Cricket, the Company and, with respect to certain sections only, Cricket License Company, LLC entered into an amendment to the Credit Agreement with Deutsche Bank Trust Company Americas, Bank of America, N.A., UBS Loan Finance LLC and Citicorp North America, Inc. to provide, among other matters, for a new, additional delayed-draw term loan facility of up to $1,425 million (the “Incremental Term Loan Facility”). Subject to the satisfaction of certain conditions precedent (described below), the term loans under the Incremental Term Loan Facility (the “Incremental Term Loans”) may be borrowed, in whole or in part, in a single drawing by Cricket at any time on or prior to May 7, 2013. Cricket has agreed to pay lenders with a commitment to provide Incremental Term Loans to Cricket a ticking fee equal to 0.50% per annum on the undrawn amount of commitments of such lenders under the Incremental Term Loan Facility per day from and after March 15, 2013. Net proceeds from the Incremental Term Loans are required to be used to prepay, repay, defease, redeem, discharge and/or purchase all of Cricket’s $1,100 million in principal amount of 7.75% Senior Secured notes due 2016 (“Secured Notes”) and up to $250 million in principal amount of the Convertible Notes, including payment of premiums, accrued interest, fees and expenses associated therewith. Remaining net proceeds may be used for general corporate purposes.

The Incremental Term Loans would mature in March 2020 and bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.50% (subject to a LIBOR floor of 1.25%) or at the bank base rate plus 2.50% (subject to a base rate floor of 2.25%), as selected by Cricket. Incremental Term Loans would be repaid in 26 quarterly installments equal to 0.25% times the initial principal amount of term loans borrowed under the Incremental Term Loan Facility, commencing on September 30, 2013, followed by repayment of the balance at maturity.

Cricket’s obligations under the Credit Agreement (including with respect to the Incremental Term Loan Facility) are guaranteed by the Company and certain existing and future subsidiaries of Cricket, including all subsidiaries that guarantee Cricket’s senior notes, and are secured, equally and ratably (prior to its purchase, discharge or redemption) with the indebtedness under the Secured Notes, by substantially all of the personal property of the Company, Cricket and the subsidiary guarantors.

Under the Credit Agreement, conditions to the borrowing of the Incremental Term Loans include: (a) the delivery by Cricket of an irrevocable notice of redemption to redeem all of Cricket’s Secured Notes, (b) the designation of borrowings under the Incremental Term Loan Facility as additional “parity lien debt” in accordance with Cricket’s collateral trust agreement, (c) the absence of any payment or bankruptcy default or event of default under the Credit Agreement, (d) the representations and warranties in the Credit Agreement being true and correct in all material respects, (e) the Incremental Term Loans not exceeding an amount such that the Company’s pro forma senior secured net leverage ratio does not exceed 3.5:1.00, (f) the delivery of a solvency certificate by the chief financial officer of the Company, (g) the payment of all costs, fees, expenses and other compensation then due to the Administrative Agent, the lead arrangers and the lenders of the Incremental Term Loans, and (h) the delivery by Cricket of a note evidencing the Incremental Term Loans of each lender requesting the same. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or pay for, any Convertible Notes in the Offer. We have not made any plans or arrangements to refinance or repay the Incremental Term Loans under the Credit Agreement.

Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of, or, where applicable the waiver of, the Financing Condition and all General Conditions applicable to the Offer described under “Conditions to the Offer.” The Offer is not conditioned upon the tender of any minimum principal amount of Convertible Notes.

PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE NOTES

The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date. Any Convertible Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

The outstanding Convertible Notes are represented by a global note registered in the name of Cede & Co., DTC’s nominee (the “Global Note”). Cede & Co. is the only registered holder of the Convertible Notes. The aggregate principal amount of the Global Note will be reduced to represent the aggregate principal amount of the Convertible Notes, if any, held through DTC and not tendered and accepted for purchase pursuant to the Offer.

DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants (each, a “DTC Participant”). DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not DTC Participants beneficially own the Convertible Notes only through DTC Participants. Beneficial owners and DTC Participants desiring that Convertible Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tenders of Convertible Notes by Beneficial Owners other than DTC Participants

If you beneficially own Convertible Notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC Participant and you desire to tender Convertible Notes, you should contact your DTC Participant promptly and instruct it to tender your Convertible Notes on your behalf.

IF YOU HOLD YOUR CONVERTIBLE NOTES THROUGH A BROKER, DEALER, CUSTODIAN TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION TIME IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE NOTES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION TIME. TENDERS NOT COMPLETED BY SUCH BROKER, DEALER, CUSTODIAN, TRUST COMPANY OR OTHER NOMINEE PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

Tenders of Convertible Notes by DTC Participants

To participate in the Offer, a DTC Participant must:

•	comply with the ATOP of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile to the Information Agent and Tender Agent prior to the Expiration Time.

In addition, either:

•	the Information Agent and Tender Agent must receive, prior to the Expiration Time, a properly transmitted agent’s message; or

•

the Information Agent and Tender Agent must receive, prior to the Expiration Time, a timely confirmation of book-entry transfer of such Convertible Notes into the Information Agent and Tender Agent’s account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If a DTC Participant chooses to tender by delivery of a Letter of Transmittal, to be validly tendered the Information Agent and Tender Agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal prior to the Expiration Time.

The method of delivery of the Letter of Transmittal and all other required documents to the Information Agent and Tender Agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the Information Agent and Tender Agent before the Expiration Time.

LETTERS OF TRANSMITTAL MUST BE SENT ONLY TO THE INFORMATION AGENT AND TENDER AGENT. DO NOT SEND LETTERS OF TRANSMITTAL TO THE COMPANY OR THE DEALER MANAGER.

UNLESS THE CONVERTIBLE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE INFORMATION AGENT AND TENDER AGENT PRIOR TO THE EXPIRATION TIME (ACCOMPANIED, TO THE EXTENT NECESSARY, BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR CONVERTIBLE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED CONVERTIBLE NOTES AND DELIVERY OF ANY REQUIRED DOCUMENTS.

Tendering through DTC’s ATOP

The Information Agent and Tender Agent and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Convertible Notes through DTC and chooses to accept the Offer may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Information Agent and Tender Agent, transmit its acceptance of the Offer electronically through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Information Agent and Tender Agent’s account at DTC and send an Agent’s Message (as defined below) to the Information Agent and Tender Agent for its acceptance. The Information Agent and Tender Agent will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Convertible Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Notes into the Information Agent and Tender Agent’s account through ATOP. However, although delivery of the Convertible Notes may be effected through book-entry transfer into the Information Agent and Tender Agent’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Information Agent and Tender Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC, the Company or the Dealer Manager does not constitute delivery to the Information Agent and Tender Agent. The confirmation of a book-entry transfer into the Information Agent and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information Agent and Tender Agent and forming a part of the Book-Entry Confirmation, to the effect that DTC has received an express acknowledgment from a DTC Participant in its ATOP that it is tendering Convertible Notes that are the subject of such Book-Entry Confirmation, that DTC has received an express acknowledgment from such DTC Participant that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such DTC Participant.

Signatures and Signature Guarantees

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Convertible Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee, satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate Purchase Price and Accrued Interest payable to such person may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 provided with the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally IRS Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Tender

Subject to, and effective upon, the acceptance for payment of, and payment for, the Convertible Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Convertible Notes (i) sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Convertible Notes tendered thereby; (ii) waives any and all rights with respect to such Convertible Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Convertible Notes and the indenture under which the Convertible Notes were issued); (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Convertible Notes, to convert the Convertible Notes into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) or be entitled to any of the benefits under the indenture under which the Convertible Notes were issued; and (iv) irrevocably constitutes and appoints the Information Agent and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Convertible Notes (with full knowledge that the Information Agent and Tender Agent also acts as the agent of the Company) with respect to such Convertible Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Convertible Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Information Agent and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price and Accrued Interest for any tendered Convertible Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all in accordance with the terms and subject to the conditions of the Offer.

The tender by a Holder that is not validly withdrawn prior to our acceptance of the tender will constitute a binding agreement between the Holder and us in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal. The valid tender of Convertible Notes will constitute the agreement of the Holder to deliver good title to all tendered Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Notes, subject to applicable law. Any determination by the Company as to the validity, form, eligibility and acceptance of Convertible Notes for payment, or any interpretation by the Company as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Information Agent and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Convertible Notes received by the Information Agent and Tender Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Information Agent and Tender Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

THE METHOD OF DELIVERY OF CONVERTIBLE NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT AND TENDER AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE INFORMATION AGENT AND TENDER AGENT PRIOR TO THE EXPIRATION TIME.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth above and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price.

Withdrawal of Tenders by Holders

Except as otherwise provided herein, tenders of Convertible Notes pursuant to the Offer are irrevocable. Withdrawal of Convertible Notes by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Convertible Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Convertible Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Convertible Notes or is unable to purchase Convertible Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Information Agent and Tender Agent may nevertheless, on the Company’s behalf, retain tendered Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Convertible Notes to be effective, the Information Agent and Tender Agent must receive a written or facsimile transmission containing a notice of withdrawal prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the Holder who tendered the Convertible Notes to be withdrawn, (ii) contain the aggregate principal amount represented by such Convertible Notes, (iii) contain a statement that such Holder is withdrawing the election to tender such Holder’s Convertible Notes, and (iv) unless transmitted through ATOP, be signed by the Holder in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Convertible Notes. Any notice of withdrawal must identify the Convertible Notes to be withdrawn, including the name and number of the account at DTC to be credited, and otherwise comply with the procedures of DTC.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. No withdrawal of Convertible Notes shall be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Information Agent and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Notes may not be rescinded, and any Convertible Notes validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Notes by following one of the procedures for tendering Convertible Notes described herein at any time prior to the Expiration Time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by the Company in its sole discretion) and not validly withdrawn pursuant to the Offer prior to Expiration Time. The Payment Date will be promptly after the Expiration Time. The Payment Date is expected to be one business day after the Expiration Time. Any Convertible Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend an Expiration Time with respect to the Offer to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer if the Financing Condition or any the General Conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Convertible Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Notes accepted for payment pursuant to the Offer will be made only after timely confirmation of book-entry transfer of such Convertible Notes, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Convertible Notes validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Information Agent and Tender Agent of its acceptance for payment of such Convertible Notes. On the Payment Date, the Company will deposit with the Information Agent and Tender Agent, or upon the Information Agent and Tender Agent’s instructions, DTC, in respect of, and the Information Agent and Tender Agent or DTC, as the case may be, will thereafter transmit to the Holders of, Convertible Notes accepted for payment, the Purchase Price and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Information Agent and Tender Agent may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.

Tendering Holders of Convertible Notes will not be required to pay brokerage commissions or fees of the Dealer Manager or the Information Agent and Tender Agent.

If the Offer is terminated or the Convertible Notes are validly withdrawn prior to the Expiration Time, or the Convertible Notes are not accepted for payment, the Purchase Price will not be paid or become payable. If any tendered Convertible Notes are not purchased pursuant to the Offer for any reason, such Convertible Notes will be credited to the account maintained at DTC from which such Convertible Notes were delivered, unless otherwise requested by such Holder as provided under “Special Issuance Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase and pay for any Convertible Notes tendered, and the Company may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if the Financing Condition or the General Conditions have not been satisfied or waived.

Financing Condition

The Company intends to fund the purchase of the Convertible Notes in the Offer with the net proceeds of borrowings under the Incremental Term Loan Facility under the Credit Agreement. Accordingly, the Offer is conditioned upon Cricket consummating the borrowing of Incremental Term Loans under the Incremental Term Loan Facility, which condition is referred to herein as the “Financing Condition.” See “The Offer — Source and Amount of Funds.”

General Conditions

For purposes of the foregoing provisions, all of the “General Conditions” will be deemed to be satisfied unless, the Company determines, in its reasonable judgment, that any of the following events has occurred and that, regardless of the circumstances giving rise to the event, such event makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Convertible Notes in the Offer:

•

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in U.S. securities or financial markets, (ii) a material impairment in the trading market for debt securities generally, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or other event that, in the Company’s reasonable judgment, would have a reasonable likelihood of materially and adversely affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (vi) any significant adverse change in U.S. securities or financial markets generally that, in the Company’s reasonable judgment, would have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration, escalation or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Company’s reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in the Company’s reasonable judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or which would or may, in the Company’s reasonable judgment, directly or indirectly prohibit, prevent, materially restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•

there exists any other actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company or Cricket is a party, or by which it is bound) to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

•

the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance for purchase of or payment for the Convertible Notes.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition and, subject to applicable law, may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

DESCRIPTION OF THE CONVERTIBLE NOTES

The Convertible Notes were issued pursuant to the Indenture (the “Indenture”), dated as of June 25, 2008, between the Company, as issuer, and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The terms of the Convertible Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Holders are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The Convertible Notes were issued in June 2008 in an original aggregate principal amount of $250 million. As of the date of this Offer to Purchase, $250 million in aggregate principal amount of the Convertible Notes was outstanding. Interest accrues on the principal of the Convertible Notes at the rate of 4.50% per annum, payable semi-annually in arrears.

Holders may convert their Convertible Notes into shares of the Company’s Common Stock at any time on or prior to the third scheduled trading day prior to the maturity date of the Convertible Notes, July 15, 2014. If, at the time of conversion, the applicable stock price of the Company’s Common Stock is less than or equal to approximately $93.21 per share, the Convertible Notes will be convertible into 10.7290 shares of the Company’s Common Stock per $1,000 principal amount of the Convertible Notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of the Company’s Common Stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the Convertible Notes, subject to adjustment.

The Company may be required to repurchase all outstanding Convertible Notes in cash at a repurchase price of 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest, if any, thereon to the repurchase date if (1) any person acquires beneficial ownership, directly or indirectly, of shares of the Company’s capital stock that would entitle the person to exercise 50% or more of the total voting power of all of the Company’s capital stock entitled to vote in the election of directors, (2) the Company (i) merges or consolidates with or into any other person, another person merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of its assets to another person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Company’s Common Stock is exchanged for or converted into cash, securities or other property, in each case subject to limitations and excluding in the case of (1) and (2) any merger or consolidation where at least 90% of the consideration consists of shares of common stock traded on NYSE, ASE or NASDAQ, (3) a majority of the members of the Company’s board of directors ceases to consist of individuals who were directors on the date of original issuance of the Convertible Notes or whose election or nomination for election was previously approved by the board of directors, (4) the Company is liquidated or dissolved or holders of the Company’s Common Stock approve any plan or proposal for its liquidation or dissolution or (5) shares of the Company’s Common Stock are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors). The Company may not redeem the Convertible Notes at its option.

The Convertible Notes are the Company’s general unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the Convertible Notes. The Convertible Notes are structurally subordinated to the existing and future claims of the Company’s subsidiaries’ creditors, including under the Credit Agreement and Cricket’s secured and unsecured senior notes. The Convertible Notes are effectively junior to all of the Company’s existing and future secured obligations, including those under the Credit Agreement and Cricket’s Secured Notes, to the extent of the value of the assets securing such obligations.

The terms and conditions governing the Convertible Notes will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether the Convertible Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Loss of Rights Associated with the Convertible Notes

If you validly tender Convertible Notes in the Offer and we accept them for purchase, you will lose your rights as a Holder of the Convertible Notes, including, without limitation, your right to future interest and principal payments with respect to such Convertible Notes. If you tender all of your Convertible Notes, you may also cease to be a creditor of the Company. See “Description of the Convertible Notes.”

Treatment of Convertible Notes Not Purchased in the Offer

Convertible Notes not tendered and/or accepted for payment in the Offer will remain outstanding immediately following the completion of the Offer. The terms and conditions governing the Convertible Notes, including the covenants and other protective provisions contained in the Indenture, which governs the Convertible Notes, will remain unchanged immediately following the completion of the Offer. No amendment to the Indenture is being sought in connection with the Offer.

Limited Trading Market for Convertible Notes Not Purchased in the Offer

The Convertible Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Convertible Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Convertible Notes are not available. To the extent that Convertible Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Convertible Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Convertible Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for the Convertible Notes. There is no assurance that an active market in the Convertible Notes will exist or as to the prices at which the Convertible Notes may trade after consummation of the Offer.

The Conversion Price of the Convertible Notes is Significantly Greater than our Recent Stock Prices

Holders may convert their Convertible Notes into shares of the Company’s Common Stock, under certain circumstances, at a conversion rate of 10.7290 shares of the Company’s Common Stock per $1,000 principal amount of the Convertible Notes, subject to adjustment upon the occurrence of certain events. This is equivalent to a conversion price of approximately $93.21 per share of Common Stock. On March 15, 2013, the last reported sale price per share of our Common Stock on the NASDAQ Global Select Market was $5.80 per share. See “Description of the Convertible Notes” and “Market Information about the Convertible Notes and our Common Stock.”

Subsequent Purchase of the Convertible Notes

Although the Company does not currently intend to purchase or otherwise provide any similar opportunity for the Holders of Convertible Notes to obtain liquidity with respect to the Convertible Notes not tendered in the Tender Offer, the Company reserves the absolute right, in its discretion, from time to time to purchase any Convertible Notes that remain outstanding after the Expiration Time through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Purchase Price and could be for cash or other consideration. However, there can be no assurance that Holders of the Convertible Notes will have any further opportunity to gain liquidity with respect to the Convertible Notes, except as otherwise expressly required by the Indenture. Moreover, Rule 13e-4(f)(6) of the Exchange Act generally prohibits us and our affiliates from purchasing any Convertible Notes, other than pursuant to the Offer, until at least ten business days after the Expiration Time, except pursuant to limited specified exceptions.

Substantial Existing Indebtedness

The Company has substantial existing indebtedness. As of December 31, 2012, the Company had an aggregate of approximately $3,302 million of senior indebtedness outstanding, including the Convertible Notes. On March 8, 2013, Cricket entered into an amendment to its Credit Agreement to provide for a new delayed-draw incremental term loan facility of up to $1,425 million principal amount, the net proceeds of which would be used to prepay, repay, defease, redeem, discharge and/or purchase all of the indebtedness under Cricket’s Secured Notes and to fund the purchase of the Convertible Notes in the Offer. We expect that the Company will need approximately $254 million to purchase the Convertible Notes pursuant to the Offer (excluding fees and expenses related to the Offer), assuming all outstanding Convertible Notes are validly tendered and accepted for payment and the Payment Date is April 23, 2013. See “The Offer — Source and Amount of Funds.”

While the Company will continue to have substantial indebtedness following the consummation of the Offer, the aggregate amount of its outstanding indebtedness with maturities in 2014 will be reduced as a result of the purchase of any Convertible Notes pursuant to the Offer. The amount of the Company’s indebtedness and restrictions contained in its other outstanding indebtedness may limit its ability to effect future financings in the event the Company should deem it necessary or desirable to raise additional capital. For additional information about the Company’s indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K for the year ended December 31, 2012 and the other information incorporated by reference herein. See “Incorporation of Documents by Reference.”

Position of the Company Concerning the Offer

Neither the Company nor the Company’s board of directors, the Dealer Manager or Information Agent and Tender Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and beneficial owners of Convertible Notes are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

MARKET INFORMATION ABOUT THE CONVERTIBLE NOTES AND OUR COMMON STOCK

To the Company’s knowledge, there is no established trading market for the Convertible Notes. The Convertible Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Convertible Notes are not available. To the extent that the Convertible Notes are traded, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

The Company’s Common Stock, into which the Convertible Notes may be converted, is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” The following table sets forth, for the periods indicated, the high and low closing prices per share of our Common Stock as reported by the NASDAQ Global Select Market.

	High ($)	Low ($)
Year Ended December 31, 2011
First Quarter	15.65	11.64
Second Quarter	17.20	14.72
Third Quarter	16.79	6.27
Fourth Quarter	9.45	5.83

Year Ended December 31, 2012
First Quarter	11.14	8.56
Second Quarter	8.78	4.78
Third Quarter	6.96	4.42
Fourth Quarter	7.59	5.18

Year Ended December 31, 2013
First Quarter (through March 22)	7.05	5.22

On March 15, 2013, the last reported sale price per share of our Common Stock on the NASDAQ Global Select Market was $5.80 per share. There were 79,059,105 shares of our Common Stock outstanding as of March 15, 2013.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE CONVERTIBLE NOTES, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of material U.S. federal income tax considerations relating to Holders of the Convertible Notes with respect to the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury regulations”), judicial authorities and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Offer.

The following discussion applies only to Holders who hold their Convertible Notes as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address U.S. federal tax laws other than income tax laws or the tax considerations arising under the laws of any non-U.S., state or local jurisdiction. In addition, this discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special tax rules, such as:

•	banks and other financial institutions;

•	broker-dealers;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	regulated investment companies;

•	real estate investment trusts;

•	S-corporations, partnerships or other pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold Convertible Notes as part of a “straddle,” a “conversion transaction,” or other “integrated transactions”;

•	U.S. Holders, as defined below, that have a functional currency other than the U.S. dollar;

•	persons subject to the alternative minimum tax; or

•	U.S. expatriates.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds a Convertible Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Convertible Notes, you are urged to consult your tax advisor.

This summary is for general information purposes only and is not tax advice. Each Holder (including any Holder that does not tender its Convertible Notes) is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Offer.

Consequences to Tendering U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Convertible Notes that for U.S. federal income tax purposes is:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Tendering Holders who are not U.S. Holders should refer to “— Consequences to Tendering Non-U.S. Holders” below.

Tender of Convertible Notes Pursuant to the Offer

The receipt of cash by a U.S. Holder in exchange for a Convertible Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules as discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (excluding amounts attributable to accrued but unpaid interest, if any) and (ii) the U.S. Holder’s adjusted tax basis in the tendered Convertible Note. A U.S. Holder’s adjusted tax basis in a Convertible Note is generally the cost of the Convertible Note to the U.S. Holder, (i) increased, if applicable, by any market discount previously included in such U.S. Holder’s income and (ii) reduced (but not below zero) by any cash payments received on the Convertible Note other than payments of stated interest and by any amortizable bond premium that the U.S. Holder has previously amortized. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Convertible Note for more than one year at the time of such sale. Non-corporate U.S. Holders currently are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations. Any cash received attributable to accrued but unpaid interest that has not previously been included in the U.S. Holder’s income will be taxable as ordinary income.

Market Discount

In general, a Convertible Note has “market discount” if its principal amount exceeds the U.S. Holder’s tax basis in the Convertible Note immediately after its acquisition by the U.S. Holder, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Convertible Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the Convertible Note was held by such U.S. Holder, unless the U.S. Holder previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. The amount of market discount that has accrued is determined on a ratable basis, unless the U.S. Holder has elected to determine the amount of accrued market discount using a constant-yield method.

Information Reporting and Backup Withholding

A U.S. Holder whose Convertible Notes are tendered and accepted for payment generally may be subject to information reporting and backup withholding (currently at a 28% rate) with respect to the gross amount of payments made pursuant to the Offer, unless (i) the U.S. Holder is a corporation or other exempt recipient and, when required, establishes its exemption from information reporting and backup withholding or (ii) in the case of backup withholding, the U.S. Holder provides its correct taxpayer identification number (“TIN”), certifies that such TIN is correct and that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts if they timely provide certain information to the IRS.

Consequences to Tendering Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

Tender of Convertible Notes Pursuant to the Offer

Subject to the discussion below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holder’s receipt of cash for Convertible Notes pursuant to the Offer. Any gain realized by the Non-U.S. Holder would be subject to U.S. federal income tax, however, if: (i) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Offer and certain other conditions are satisfied; or (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty with the United States, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. In the case of gain realized by an individual Non- U.S. Holder described in clause (i), the Non-U.S. Holder would be subject to U.S. federal income tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty, on such gain, which gain may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. In the case of gain described in clause (ii), the Non-U.S. Holder would be subject to U.S. federal income tax on such gain at graduated rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, and corporate Non-U.S. Holders may also be subject to a branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty.

Any amount received with respect to the Convertible Notes that is attributable to accrued but unpaid interest not previously included in income generally will not be subject to U.S. federal withholding tax, provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (ii) the Non-U.S. Holder is not a bank that received the Convertible Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (iii) the Non-U.S. Holder is not a “controlled foreign corporation” related to the Company within the meaning of the Code; and (iv) the Non-U.S. Holder properly certifies the Non-U.S. Holder’s non-U.S. status on IRS Form W-8BEN or other applicable form or successor form.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty with the United States, such interest is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim and establish a valid exemption from or reduction of withholding tax under an income tax treaty.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty with the United States, such interest is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a non-U.S. corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments made pursuant to the Tender Offer, provided that (i) the Non-U.S. Holder certifies that it is not a U.S. person (generally, by providing an IRS Form W-8BEN or other applicable IRS Form W-8) or (ii) the Non-U.S. Holder otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Convertible Notes even if such payment is not subject to U.S. federal income tax under the Code or an applicable income tax treaty. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts if they timely provide certain information to the IRS.

Consequences to Non-Tendering Holders

A Holder whose Convertible Notes are not purchased by the Company pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

The U.S. federal income tax discussion set forth above is included for general information purposes only. All Holders should consult their tax advisors to determine the federal, state, local and non-U.S. tax consequences of the Offer.

DEALER MANAGER; INFORMATION AGENT AND TENDER AGENT

We have engaged Deutsche Bank Securities Inc. to act as Dealer Manager in connection with the Offer for the Convertible Notes. In such capacity, the Dealer Manager may contact Holders of Convertible Notes regarding the Offer and may request brokers, dealers, custodians, trust companies and other nominees to forward offer materials to beneficial owners of Convertible Notes. Deutsche Bank Securities Inc. will be paid customary fees for its services and will be reimbursed for reasonable costs and expenses. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws, and will contribute to payments the Dealer Manager may be required to make in respect thereof.

The Dealer Manager and its affiliates have performed and in the future may perform financial advisory, investment banking and commercial banking services in the ordinary course of business to the Company, Cricket and certain of their affiliates from time to time, including as Administrative Agent and lender under the Credit Agreement, in each case for which they have received customary fees and expenses.

At any given time, the Dealer Manager may trade the Convertible Notes or other securities of the Company, Cricket, or their affiliates for its account or for the accounts of its customers, and accordingly, may hold a long or a short position in the Convertible Notes or such other securities.

D.F. King & Co., Inc. is serving as Information Agent and Tender Agent in connection with the Offer. The Information Agent and Tender Agent will assist with the mailing of this Offer to Purchase and related materials to Holders of Convertible Notes, respond to inquiries of and provide information to Holders of Convertible Notes in connection with the Offer and provide other similar advisory services as the Company may request from time to time. Questions and requests for assistance regarding the procedures for the Offer, and all correspondence in connection with the Offer may be directed to the Information Agent and Tender Agent at its address or telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and any other required documents should be directed to the Information Agent and Tender Agent at its address or telephone numbers set forth on the back cover of this Offer to Purchase. In addition to the fees and out-of-pocket expenses payable to the Dealer Manager, the Company will pay the Information Agent and Tender Agent reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith), and will indemnify the Information Agent and Tender Agent against certain liabilities in connection with its services.

Neither the Dealer Manager nor the Information Agent and Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager or the Information Agent and Tender Agent.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent and Tender Agent as described above) for soliciting tenders of Convertible Notes pursuant to the Offer. We will, on request, reimburse brokers, dealers, custodians, trust companies or other nominees for the reasonable expenses incurred by them in forwarding copies of the Offer to Purchase and related materials to the beneficial owners of the Convertible Notes. Holders and beneficial owners holding Convertible Notes through brokers, dealers, custodians, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Notes through brokers, dealers, custodians, trust companies or other nominees and not directly to the Information Agent and Tender Agent. No broker, dealer, custodian, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager or the Information Agent and Tender Agent for purposes of the Offer.

MISCELLANEOUS

Securities Ownership and Transactions

Neither the Company nor any of its subsidiaries beneficially owns any Convertible Notes. In addition, based on the Company’s records and on information provided to it by the Company’s directors and executive officers, to the Company’s knowledge, none of the directors or executive officers of the Company beneficially owns any Convertible Notes.

Neither the Company nor any of its subsidiaries has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s records and on information provided to it by the Company’s directors and executive officers, to the Company’s knowledge, none of the directors or executive officers of the Company has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase.

Plans

In addition to any Convertible Notes purchased pursuant to the Offer, Cricket currently intends to redeem, discharge and/or purchase all of the indebtedness under its Secured Notes using the net proceeds of up to $1,425 million in aggregate principal amount of Incremental Term Loans that Cricket proposes to borrow under the Credit Agreement after the date of this Offer to Purchase. See “The Offer — Source and Amount of Funds.”

Other Material Information

THE OFFER IS NOT BEING MADE TO, AND TENDERS OF CONVERTIBLE NOTES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR THE ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Dealer Manager, the Information Agent and Tender Agent or any other person.

The statements made in this Offer to Purchase are made as of the date on the cover page of this Offer to Purchase, and the statements incorporated by reference are made as of the date of the applicable Incorporated Document. Neither the delivery of this Offer to Purchase and any Incorporated Documents nor any purchase of Convertible Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any Incorporated Document is current as of any time subsequent to the date of such document.

Recipients of this Offer to Purchase and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.

The CUSIP number referenced in this Offer to Purchase, the Letter of Transmittal and any related documents has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the Holders. None of the Company, the Dealer Manager, the Information Agent and Tender Agent or the Trustee

is responsible for the selection or use of CUSIP numbers, and no representation is made as to the correctness of any CUSIP number on the Convertible Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov and through the NASDAQ Global Select Market, on which the Company’s Common Stock is listed.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Offer to Purchase the following documents that we have filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	Annual Report on Form 10-K for the year ended December 31, 2012; and

•	Current Reports on Form 8-K, dated March 5, 2013 and filed with the Commission on March 11, 2013, and dated March 8, 2013 and filed with the Commission on March 11, 2013.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with Commission rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care as the Offer to Purchase. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed by the Company with the Commission on March 26, 2013 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer to Purchase and the Incorporated Documents constitute forward-looking statements. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “project,” “expect,” “should,” “would” and similar expressions in this Offer to Purchase or the Incorporated Documents. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	our ability to successfully implement product and service plan offerings and execute effectively on our strategic activities;

•	the impact of competitors’ initiatives and our ability to anticipate and respond to such initiatives;

•

changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	our ability to meet significant purchase commitments under agreements we have entered into;

•	our ability to refinance our indebtedness under, and comply with the covenants in, any credit agreement, indenture or similar instrument governing our existing indebtedness or any future indebtedness;

•

future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;

•	our ability to offer customers cost-effective Long Term Evolution (LTE) services;

•	our ability to obtain and maintain 3G and 4G roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;

•

failure of our network or information technology systems to perform according to expectations and risks associated with the ongoing operation and maintenance of those systems, including our customer billing system;

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;

•	our ability to maintain effective internal control over financial reporting; and

•	other factors detailed in “Part I — Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference.

All forward-looking statements in, or incorporated by reference into, this Offer to Purchase should be considered in the context of these risk factors. These forward-looking statements speak only as of the date of this Offer to Purchase or the Incorporated Documents, as applicable, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Purchase or the Incorporated Documents, as applicable, may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this report are cautioned not to place undue reliance on the forward-looking statements.

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (for eligible institutions only) (212) 809-8838

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Attn: Elton Bagley	To confirm receipt of facsimile by telephone: (212) 493-6996

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at the address or telephone numbers set forth below. A Holder may also contact the Dealer Manager at the telephone numbers set forth below or such Holder’s broker, dealer, custodian, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll Free:

(800) 659-5550

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

100 Plaza One

Jersey City, New Jersey 07311

U.S. toll free: (800) 503-4611